EXHIBIT 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Announces Pricing of Senior Notes Offering to Fund HHI Acquisition

Madison, WI, November 1, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB) announced today that its wholly owned subsidiary Spectrum Brands Escrow Corp. will sell U.S. $520 million aggregate principal amount of 6.375% Senior Notes due 2020  (the “2020 Notes”) at a price of 100.00% of the par value and U.S. $570 million aggregate principal amount of 6.625% Senior Notes due 2022 (the “2022 Notes”) at a price of 100.00% of the par value (collectively, the “New Senior Notes”).

The New Senior Notes will be initially issued by Spectrum Brands Escrow Corp., a special-purpose escrow corporation, pending the closing of the acquisition of the Hardware & Home Improvement Group (HHI) of Stanley Black & Decker, Inc. (NYSE: SWK), at which time the New Senior Notes will be assumed by Spectrum Brands, Inc. (“Spectrum Brands”) and fully and unconditionally guaranteed by certain of Spectrum Brands’ subsidiaries.

Spectrum Brands intends to use the net proceeds from the offering to fund a portion of the purchase price and related fees and expenses for the previously announced and pending acquisition of HHI for $1.4 billion.  Spectrum Brands intends to finance the remaining portion of the HHI acquisition, as well as to refinance its existing Term Loan B with new $800 million Senior Secured Term Loans (the “New Term Loans”).  The New Term Loans are also expected to close concurrently with the HHI acquisition.

The New Senior Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. buyers in accordance with Regulation S under the Securities Act.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The New Senior Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

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Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®,  Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140  countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s expectations regarding the offering of the New Senior Notes may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

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Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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